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                                                                    EXHIBIT 99.1

BEYOND.COM STOCKHOLDERS APPROVE LEGAL NAME CHANGE

     SUNNYVALE, Calif. -- (BUSINESS WIRE) -- Dec. 21, 1998 -- Internet software superstore Beyond.com (tm) (Nasdaq:BYND news) http://www.beyond.com, has legally changed its name to Beyond.com Corporation from software.net Corporation. The company has been doing business as Beyond.com since Aug. 25, 1998, when it revamped its website, adding Reviews and Recommendations, and launched a national advertising campaign. On Dec. 21, 1998, the company held a special meeting of its stockholders and received their approval to legally change the name of the company to Beyond.com Corporation. The vote essentially aligns the company's official corporate name with the trade name it has been using on its website and in its listing on the Nasdaq National Market.

     "We are thrilled to permanently be known as Beyond.com," said Mark Breier, president and chief executive officer of Beyond.com. "Beyond.com is a great name because it is inspirational, suggestive of grandeur and promises our customers and suppliers that we will deliver beyond their expectations."

About Beyond.com

     Beyond.com sells commercial, off-the-shelf software to the government enterprise, corporate and consumer markets, offering its customers a better place to buy software. Visitors to the company's online store http://www.beyond.com enjoy a comprehensive selection of software backed by customer service and competitive pricing. Approximately 30,000 software stock-keeping units (SKUs) are available for online purchase with more than 3,300 SKUs available for immediate, electronic delivery, including software from such major publishers as Adobe, Lotus, Microsoft, Sun Microsystems and Symantec. The company has established strategic marketing alliances with America Online, Inc., Excite, Inc. and Netscape Communications Corporation. Additionally, Beyond.com offers publishers transaction processing, physical and electronic order fulfillment, customer support, site design consultation, marketing support and reporting. The company has applied for federal registration of the marks BEYOND.COM and BEYOND DOT COM. Beyond.com Corporation trades on the Nasdaq National Market under the symbol ("BYND"). More information on the company can be found in the company's prospectus dated June 17, 1998, filed under its original name, Software.net Corporation, as filed with the Securities and Exchange Commission.